Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Wood and Steve Louden, and each of them, as his or her true and lawful attorneys‑in‑fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10‑K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys‑in‑fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys‑in‑fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Annual Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ ANTHONY WOOD	President, Chief Executive Officer and Chairman	February 25, 2021
Anthony Wood	(Principal Executive Officer)

/s/ Steve Louden	Chief Financial Officer	February 25, 2021
Steve Louden	(Principal Financial Officer)

/s/ RAVI AHUJA	Director	February 25, 2021
Ravi Ahuja

/s/ MAI FYFIELD	Director	February 25, 2021
Mai Fyfield

/s/ JEFFREY HASTINGS	Director	February 25, 2021
Jeffrey Hastings

/s/ Alan Henricks	Director	February 25, 2021
Alan Henricks

/s/ Laurie Simon Hodrick	Director	February 25, 2021
Laurie Simon Hodrick

/s/ Neil Hunt	Director	February 25, 2021
Neil Hunt

/s/ Gina A. Luna	Director	February 25, 2021
Gina A. Luna

/s/ Ray Rothrock	Director	February 25, 2021
Ray Rothrock